Exhibit 31.1

CERTIFICATION

Re:	GreenPoint Mortgage Securities LLC,
GreenPoint Class A Variable Rate Asset Backed Notes, Series 2004-1

I, Nathan Hieter, Vice President of GreenPoint Mortgage Securities LLC, hereby certify that:

1. I have reviewed this annual report on Form 10-K, and all reports on Form 8-K containing distribution or servicing reports filed in respect of periods included in the year covered by this annual report, of GreenPoint Home Equity Loan Trust 2004-1;

2. Based on my knowledge, the information in these reports, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading as of the last day of the period covered by this annual report;

3. Based on my knowledge, the distribution or servicing information required to be provided to the trustee, by the servicer, under the sale and servicing agreement is included in these reports;

4. Based on my knowledge and upon the annual compliance statement included in the report and required to be delivered to the trustee in accordance with the terms of the sale and servicing agreement, and except as disclosed in these reports, the servicer has fulfilled its obligations under the sale and servicing agreement; and

5. The reports disclose all significant deficiencies relating to the servicer’s compliance with the minimum servicing standards based upon the report provided by an independent public accountant, after conducting a review in compliance with the Uniform Single Attestation Program for Mortgage Bankers or similar standard as set forth in the sale and servicing agreement, that is included in these reports.

In giving the certifications above, I have reasonably relied on information provided to me by the following unaffiliated party: JPMorgan Chase Bank, as trustee.

Date: March 1, 2005

/s/ Nathan Hieter
Name:	Nathan Hieter
Title:	Vice President